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                                                                 Exhibit 10.3(b)

                                     NOTE


$13,300,000.00                                              Nashville, Tennessee
                                                            April 2, 1997


          FOR VALUE RECEIVED, Battleship, LLC, a Tennessee limited liability company (the "Borrower") promises to pay to the order of PMT Services, Inc., a Tennessee corporation (the "Lender") the sum of Thirteen Million Three Hundred Thousand and No/100 Dollars ($13,300,000.00) with interest at the rate of five percent (5%) per annum under the terms and conditions of this promissory note (the "Note"). Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days. Interest on so much of the outstanding principal balance as may be outstanding from time to time shall be due and payable monthly on the fifth day of each consecutive month, the first such payment being due and payable on May 5, 1997 and the fifth day of each consecutive month thereafter through August 5, 1998. Thereafter, principal and interest shall be due and payable monthly on the fifth day of each month beginning September 5, 1998 in the amount required to amortize the outstanding balance of this Note in equal monthly installments over twenty-five (25) years (the "Monthly Payment Amount"). A final payment in the amount of all remaining principal and interest shall be due and payable on August 5, 2007 (the "Maturity Date") unless extended pursuant to the terms and conditions of the Loan Agreement of even date between Borrower and Lender (the "Loan Agreement").

          The defined terms in the Loan Agreement are used herein with the same meaning. All of the terms, definitions, conditions and covenants of the Loan Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length.

          The following additional principal payments shall be due and payable with respect to this Note:

          a. Any refund to Borrower of the tenant improvement allowance paid by Borrower to Lender pursuant to the terms of the Lease shall be applied to the repayment of the outstanding principal balance of this Note. Such principal payment shall be due and payable on the date such refund is paid to Borrower.

          b. Any funds in excess of $100,000.00 remaining after August 5, 1999 in the escrow account established for tenant improvements pursuant to Paragraph
8.5 of the Loan Agreement shall, upon the demand of Lender, be applied to the repayment of the outstanding principal balance of the Loan within five (5) days of the date of such demand.
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          c.  Annual cash flow ("Annual Cash Flow") in excess of the sum of (i)
One Hundred Thousand and 00/100 Dollars ($100,000.00); (ii) the outstanding principal balance of the Structural Repair Revolving Note and (iii) the amount required to increase the balance of the Structural Reserve Fund to $250,000 ("Excess Cash Flow") shall be applied to reduce the principal balance of this Note. Annual Cash Flow shall mean all cash receipts ("Cash Receipts") of Borrower less all cash expenses ("Cash Expenses") of Borrower during a 12-month period. Cash Expenses shall not include any payments to members of Borrower, including payments to any persons related to such members or to entities controlled or owned by Borrower, except for payments pursuant to a management contract approved by Lender or other disbursements approved by Lender. Annual Cash Flow shall be measured for each consecutive 12-month period ("Cash Flow Year") during the term of the Note. The first Cash Flow Year shall commence on the first day of the first full month of the Lease to be entered into between Borrower and Lender regarding space in the Building (the "Lease"), and shall end on the last day of the first full 12 months of the Lease. Borrower shall deliver to Lender an annual statement (the "Annual Cash Flow Report") within 45 days of the end of each Cash Flow Year in form and substance satisfactory to Lender containing a summary setting forth Cash Receipts, Cash Expenditures and Annual Cash Flow during such year. The first One Hundred Thousand and 00/100 Dollars ($100,000.00) of Annual Cash Flow may be disbursed by Borrower without restriction 15 days after Borrower has delivered the Annual Cash Flow Report to Lender ("Cash Flow Disbursement Date"), provided Lender has not delivered written objection to the Annual Cash Flow Report to Borrower prior to the Cash Flow Disbursement Date. If Lender delivers such objections to Borrower, Borrower shall revise the Annual Cash Flow Report as reasonably requested by Lender within 10 days of the receipt of such objection and such revised report shall be deemed to be the Annual Cash Flow Report.

          A principal payment in the amount of the Excess Cash Flow shall be due and payable on the fifth day of the month following the month in which the Annual Cash Flow Report is required to be delivered to Lender.

          Following the Borrower's payment of any of the principal payments required under paragraph a above the Lender shall recalculate the Borrower's Monthly Payment Amount as of the second payment date following the prepayment of any such principal amount (the "Reamortization Date"). The Borrower's revised monthly payment amount (the "Revised Monthly Payment Amount") shall be the amount required to amortize the remaining principal balance of this Note in equal monthly installments over the Remaining Amortization Period. The "Remaining Amortization Period" shall equal the number of months remaining between the Reamortization Date and May 2023. The Lender will notify the Borrower of the Revised Monthly Payment Amount within ten days of the Reamortization Date.

          Both principal and interest due on this Note are payable in Nashville, Tennessee, at par in lawful money of the United States of America, in the office of the Lender. Borrower shall pay Lender a late charge equal to 2% of any payment which is past due for a period of 10 or more days.
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          This Note is secured by (i) a Deed of Trust and Security Agreement of even date herewith filed in the Register's Office of Davidson County, Tennessee (the "Security Agreement"); (ii) a Loan Agreement of even date herewith between Borrower and Lender (the "Loan Agreement"); (iii) an Assignment of Rents and Leases of even date herewith between Borrower and Lender; (iv) Guaranty and Suretyship Agreements; and (v) all other documents or instruments executed by Borrower in connection with the Loan Agreement. The documents described in the foregoing clauses (i)-(v) and all other documents evidencing, securing or in any way relating to the indebtedness evidenced by this Note are herein referred to collectively as the "Loan Documents".

          The privilege is reserved to prepay the indebtedness evidenced by this Note, in whole or in part, at any time or times without penalty. All prepayments shall be applied to the latest maturing principal installments.

          In the event there is an Event of Default under any of the Loan Documents, then the entire unpaid principal sum evidenced by this Note, together with all accrued interest, shall, at the option of any holder, without notice, become due and payable forthwith, and shall thereafter bear interest until paid at the highest rate of interest permitted to be charged under the laws in effect from time to time. Failure of the holder to exercise this right of accelerating the maturity of the debt, or indulgence granted from time to time, shall in no event be considered as a waiver of said right of acceleration or stop the holder from exercising said right.

          Except as expressly set forth in the Loan Documents, all persons or entities now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives and assigns, waive demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection and all other notices or demands whatsoever with respect to this Note or the enforcement hereof, and consent that the time of said payments or any part thereof may be extended by the holder hereof and assent to any substitution, exchange, or release of collateral permitted by the holder hereof, all without in any wise modifying, altering, releasing, affecting, or limiting their respective liability.

          The term obligor, as used in this Note, shall mean all parties, and each of them, directly or indirectly obligated for the indebtedness that this Note evidences, whether as principal, maker, endorser, surety, guarantor or otherwise.

          The undersigned will pay, on demand, any attorney's fees and related expenses that the holder incurs (i) in collecting or attempting to collect the indebtedness evidenced by this Note (ii) in enforcing the Loan Documents securing this Note (iii) in protecting the collateral encumbered by the Loan Documents or (iv) in defending or asserting the holder's rights in that collateral.

          This obligation is made and intended as a Tennessee contract and is to be so construed.
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          IN WITNESS WHEREOF, this Note has been duly executed by the undersigned the day and year first above written.




                                       Battleship, LLC, a Tennessee
                                       limited liability company


                                       By: /s/ Mark McDonald
                                          --------------------------------
                                       Name: Mark McDonald
                                            ------------------------------
                                       Title: Chief Manager
                                             -----------------------------